Presentation to the Conflicts Committee of Hiland Partners GP Holdings, LLC Follow-up Project Horizon Discussion Materials March 13, 2009 Confidential Presentation

Table of Contents Agenda Introduction Recap of Strategic Alternatives Summary Valuation Analysis Recommended Next Steps ______________________________________________________________________________ Appendices Selected Case Studies Recent Events Additional Valuation Analysis Additional Financial Detail

Introduction

Introduction We are pleased to have this update meeting with the Conflicts Committee of Hiland Partners GP Holdings, LLC In our presentation, we will: Review the change in market conditions, including the trading levels of HLND and HPGP, since our last meeting on March 2, 2009; Analyze recent market events germane to Hiland, including Crosstex Energy's credit facility amendment; Provide a recap of the other strategic alternatives that we considered for Hiland as discussed during our March 2nd meeting; Review our updated valuation analysis Barclays continues to work with Hiland management to verify the assumptions supporting Hiland's volume forecast We conclude our presentation with a discussion of recommended next steps Introduction 1

Introduction Market Update Market Update ___________________________ March 13th meeting data reflects current strip pricing applied to model provided by management. 2

PRELIMINARY

XTEX Situation Overview

Introduction

Distribution Suspension Impacted Units

- On March 2, 2009, Crosstex announced Q4 and FY 08 earnings and concurrently filed its 10-K
- Citing deteriorating business factors including commodity prices, drilling activity and financial markets, the partnership announced the renegotiation of the credit agreement and the senior notes coupled with a suspension of distributions to unitholders
  - XTEX does not expect to make distributions for 2009
- News significantly impacted the trading on both XTEX and XTXI
  - XTEX (MLP) traded off ~51%, while XTXI (GP Holdco) was down ~40%
  - The G&P MLP peer group was down ~8%; GP HoldCos down ~9%, AMZ Index down ~7% and the S&P 500 was off ~5%

XTEX & XTXI Unit Performance


Share Price
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
10/31/08: XTEX cuts distribution by 21%
1/29/09: XTEX cuts distribution by 50%
3/2/09: XTEX announces distribution suspension
10/1/2008
11/10/2008
12/19/2008
1/29/2009
3/10/2009
Crosstex Energy L.P.
Crosstex Energy Inc.

Sector Performance


Indexed Price
120%
100%
80%
60%
40%
20%
0%
10/31/08: XTXI cuts distribution by 18%
1/29/09: XTXI cuts distribution by 72%
3/2/09: XTXI announces distribution suspension
10/1/2008
11/10/2008
12/19/2008
1/29/2009
3/10/2009
Crosstex Energy Inc.
Crosstex Energy L.P.
G&P Peers
GP HoldCo Peers

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Recap of Strategic Alternatives

PRELIMINARY

Recap of Strategic Alternatives

Recap of Strategic Alternatives

Debt Alternatives	Commentary

Credit Facility Amendment / Waiver	▪ Best debt alternative, despite challenging market for amendments
	  ▸ Banks seeking to reduce exposure and mark pricing to market
	  ▸ Recent amendments averaged a ~50 bps up-front fee and a ~300 bps spread increase
	▪ **Likely to require eliminations of distributions and reduced growth capital expenditures until HLND attains covenant compliance (comparable to XTEX)**
	▪ Short-dated maturity (May 2011) will still need to be addressed in the near term

New Bank Credit Facility	▪ Very challenging market to raise new capital ▪ If Hiland could access the market, the cost would be extremely expensive ▪ Would likely need to go beyond existing "relationship" banks; facility capacity may be reduced
High Yield Bond	▪ Less restrictive, incurrence-based covenants ▪ Minimum ratings threshold to access market ▪ HLND's credit quality and comparable company yields indicate that HLND would likely not be able to access the market ▪ Amendment required
Mezzanine Financing	▪ Potential for less restrictive covenants ▪ Limitation on size; $150mm for any one transaction ▪ Most expensive debt capital; mezzanine investors target a return of approximately 20%; comprised of ~15% interest plus equity upside (warrants, equity co-invest) ▪ Amendment required
Debt-for-Equity Exchange	▪ De-levering transaction to HLND ▪ Significant dilution to current L.P. unitholders ▪ Not likely a viable option as bank lenders have little or no interest in owning equity
Harold Hamm Direct Debt Paydown	▪ De-levering transaction to HLND ▪ Provide disproportionate benefit to public L.P. unitholders ▪ Would require an outright "gift" by Harold Hamm ▸ Not supported by return analysis

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Nearly All Debt-Related Strategic Initiatives Will Necessitate an Amendment to the Credit Facility Given HLND's financial projections, the MLP is expected to breach its Maximum Leverage Ratio (4.0x Debt / Trailing 12 Months EBITDA) for Q1 2009, although the election of a "Specified Acquisition" can provide nine months of temporary relief (step up to 4.75x leverage) Further, HLND will violate the temporarily higher covenant level in Q2 2009 Accordingly, HLND will need to approach its lenders to seek financial maintenance covenant relief Of note, the financial projections suggest that the MLP will remain in breach of the Maximum Leverage Ratio for an extended period of time, spiking as high as 7.5x in 2009 Although the adverse developments in HLND's credit profile will be disconcerting to lenders, we believe a covenant amendment may be possible The likely success of the amendment process will be underpinned by the (i) narrow breadth of the lender group, (ii) nature of its constituents and (iii) amendment required Nine person lender group, consisting of "friends and family" commercial / universal banks Amendment of the Maximum Leverage Ratio will only necessitate support from the Required Lenders (>50%), rather than lenders representing 100% of the outstandings/commitments While it is difficult to predict the ultimate response of lenders to the requested covenant relief without engaging them directly, based on our analysis of recent amendment activity, we believe a package of concessions as follows may be sufficient: Amendment fee of 25 bps - 50 bps Increase pricing to L+425 bps - L+525 bps (no LIBOR floor) Additionally, we believe lenders will require the elimination of distributions until Hiland is compliant Credit Facility Amendment Considerations Recap of Strategic Alternatives 5

Business Environment Necessitated Amendments Recap of Strategic Alternatives XTEX Debt Amendments On February 27, 2009, Crosstex amended the terms of both its revolving credit facility and senior secured notes to obtain additional covenant relief through 2010 This comes in addition to a November 2008 amendment Revolver amendment specifics include: Increased pricing grid reflecting 100 bps increase (>5.0x leverage = L+400 bps) Inclusive of November amendment, cumulative increase in top tier of grid equals 225 bps LIBOR floor of 2.75% 50 bps upfront fee paid on total commitments Mandatory commitment reductions beginning immediately, with leverage fees if $100mm repayments are not made by each of Sept 30, 2009; Dec 31, 2009 and Mar 31, 2010 Required repayments from excess cash flow, debt and equity offerings and asset sales Financial Covenants: Interest Coverage Ratio: 1.75x in Q1 2009 stepping up to 2.50x in Q1 2011 Leverage Ratio: 7.25x in Q1 2009, stepping up to 8.50x by 12/31/09 before decreasing to 4.50x by Q1 2011 Limitations on growth capital ($120mm in 2009; $75mm in 2010) Senior secured notes amendment Cash interest rates raised 2.00% (in addition to November 2008 increase) Additional PIK interest of 1.25% depending on leverage Distributions are suspended until PIK notes are repaid and leverage < 4.25x (MQD allowed if leverage is >4.0x, but less than 4.25x) 6

Raising $125 million of public common equity to repay debt in order to be in compliance with HLND's bank covenants would be prohibitively dilutive (in excess of 50%) $125 million is nearly twice HLND's current market value and more than four times the current public float This would make marketing the common offering to the public near impossible at any price that would work for the partnership MLP investors will want to price the offering based on the pro forma distribution The dilution would put the subordinated units further under water (with significant arrearages to the common) and make the incentive distribution rights harder to obtain in the future Could provide relief for covenant issues Given perceived "distress" of Hiland, buyer interest in a large equity block is unlikely (distribution and exit would be unclear) A private investment would be more expensive than the public alternative Required returns would rest on uncertain exit value / timing Return expectations in the 25% - 30% range Likely that investors would want to be elevated in the capital structure (i.e. preferred), putting common and subordinated unitholders at a disadvantage Deferred cash pay or PIKing options possible, but would be costly Intended to maintain covenant compliance and structured to avoid common unit arrearages Class B-type security receives distributions only when common units receive MQD Mr. Hamm receives 100% of cash flows in excess of MQD until investment is repaid Mr. Hamm's returns depend on commodity price rebound, but this scenario may be appealing to Mr. Hamm However, this scenario would effectively limit HLND and HPGP to minimum quarterly distributions for the foreseeable future Would likely require unitholder vote at HPGP and possibly HLND Harold Hamm Structured Equity Investment Public Equity Issuance Private Investment by Third Party Strategic Alternatives Equity Alternatives Recap of Strategic Alternatives Considerations 7

Provides exit for public HPGP unitholders Not contingent on financing Conditioned upon on successful execution of both HPGP and HLND offers Harold Hamm has publicly stated his intention to not sell his current interests in HPGP (will likely mitigate buyer interest) Natural buyers (i.e., G&P MLPS) have limited access to capital CLR could also be a buyer Potential buyers likely to require CLR to restructure processing contracts Economics are extremely challenging Current M&A market is challenging Bid (buyer) / ask (seller) spread is wide 6-8x forward EBITDA multiples (if achieved) result in low LTM sale multiples Low multiples can be dilutive to credit profile Buyers expect a continued softening in G&P M&A marketplace Asset nature and credit quality prohibitive to sale leaseback structure Valuation critical; credit facility basket insufficient, given likely cost Challenging sale leaseback market; investor universe significantly reduced Not applicable - provides exit for HPGP unitholders, but doesn't create value or help fuel growth at HLND HLND represents significant amount of value at HPGP Essentially a repurchase of units by HLND More applicable in high growth scenarios where cost of capital is an issue Sale / Leaseback Purchase of HPGP by HLND Selected Asset Sales Sale of Entire Entity Strategic Alternatives M&A Alternatives Recap of Strategic Alternatives Commentary Harold Hamm Offer 8

Summary Valuation Analysis

Summary Financial Projection Considerations Summary Valuation Analysis Hiland Financial Projections Management of Hiland provided Barclays Capital with a financial and operating model of Hiland's business Barclays has relied on Management's model and has analyzed certain sensitivities Variations in commodity prices significantly impact Hiland's cash flow generation and subsequently its ability to pay distributions at both the HLND level and the HPGP level Management assumes NYMEX quoted forward pricing as its base case for oil and gas prices, and currently quoted NGL prices in 2009 and 2010 (12 month historical NGL/crude oil correlations are used to derive prices in 2011 - 2013); strip prices have been updated since 3/2/09 meeting Barclays has run an upside sensitivity assuming a NYMEX oil price of $80.00 per barrel and a NYMEX natural gas price of $8.00 per million British Thermal Units (both beginning in Q3 2009) and NGL prices based on 12 month historical correlations Commodity prices also affect producers' willingness to spend drilling capital, which can affect Hiland's inlet throughput volumes Barclays has examined the effects of both an increase and decrease in Hiland's volumes Additionally, Barclays has adjusted certain distribution assumptions in relation to contemplated strategic alternatives HLND currently faces a situation whereby it could be in violation of certain debt covenants contained in its existing revolving credit facility Some form of amendment to the credit facility or other alternative will be required in order for HLND to stay compliant Depending on the alternative examined, Barclays has estimated the level of distributions that could be paid by HLND and HPGP 9

PRELIMINARY

Hiland Financial Projections

Summary Valuation Analysis

Operating Sensitivities

- The following summarizes key parameters across the three operating cases Barclays has analyzed: Management Case; Upside Case and Downside Case

	Management	Upside	Downside
Oil and Natural Gas Pricing [(1)]	Strip	Strip in Q1/Q2 2009 $80.00 Oil/ $8.00 Gas thereafter	Strip
NGL Pricing	Strip in 2009 & 2010 / 12-Month Correlations thereafter	Strip in Q1/Q2 2009 / 12-Month Correlations thereafter	Strip in 2009 & 2010 / 12-Month Correlations thereafter
Production Volumes	Flat	Flat in 09 / grow to 295Mcf/d in 2010 and held flat thereafter	Decline to 260 Mcf/d by Dec 09; grow to 269 Mcf/d in 2010 and 276 Mcf/d thereafter
Future Distributions Assumptions	Varies by Alternative Max of 1.4x DCF	Varies by Alternative Max of 1.4x DCF	Varies by Alternative Max of 1.4x DCF
Growth Capex	Varies by Alternative Max of $20mm / yr	Varies by Alternative Max of $20mm / yr	No Growth Capex beyond 2009

1. *We have used 12-month historical NGL correlations in all cases.*

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Summary Valuation Analysis Assumptions - Summary Crude Oil Natural Gas Conway NGLs Inlet Volumes EBITDA Growth Capex The following summarizes commodity, volume and growth capex assumptions for the three cases as well as EBITDA Upside Management Downside 2009E 62.025383949495 48.2241745339105 48.2241745339105 2010E 80 56.121 56.121 2011E 80 60.426 60.426 2012E 80 62.213 62.213 2013E 80 64.596 64.596 Upside Management Downside 2009E 6.202 4.50341666666667 4.50341666666667 2010E 8 5.739 5.739 2011E 8 6.361 6.361 2012E 8 6.575 6.575 2013E 8 6.69 6.69 Upside Management Downside 2009E 0.935592267094372 0.649379 0.649379 2010E 1.20792653418874 0.644 0.644 2011E 1.20792653418874 0.912377109436113 0.912377109436113 2012E 1.20792653418874 0.939359168393554 0.939359168393554 2013E 1.20792653418874 0.975340280030701 0.975340280030701 Upside Management Downside 2009E 288165.649597338 288165.649597338 268541.498036515 2010E 294898.856661246 290386.755331277 268719.889907586 2011E 294898.856661246 291616.755331277 276482.081150696 2012E 294898.856661246 291373.755331277 276482.081150696 2013E 294898.856661246 291155.055331277 276482.081150696 Upside Management Downside 2009E 54.6656103452275 38.0099043157706 32.5 2010E 77.3 40.9 33.4 2011E 65.8 44.9 37.9 2012E 68.3 49.2 35.4 2013E 70.7 54.2 36.7 Upside Management Downside 2009E 24.6 24.6 24.6 2010E 21.3911 21.3911 0 2011E 21.0345816666667 21.0345816666667 0 2012E 20.6840053055556 20.6840053055556 0 2013E 20.3392718837963 20.3392718837963 0 11

Summary of Financial Projection Cases Hiland Financial Projections Barclays has analyzed several financial cases based on the pursuit of varying alternatives Summary Valuation Analysis This case is a hypothetical case that analyzes Hiland as if it did not need to comply with its bank covenants For this scenario to be available, Hiland's existing bank group would need to waive covenant compliance for no fee or increase in interest cost (we do not believe this is possible) Assumes that HLND would continue to make distributions In this scenario, Barclays assumes Hiland can renegotiate its existing credit facility with its current bank group We have assumed a 30 basis point upfront fee as well as an incremental 250 basis point increase in interest costs This case only allows distributions to the extent that Hiland is in compliance with its 4.0x debt to EBITDA covenant This scenario assumes that Harold Hamm would invest $125 million into Hiland for the purposes of paying down the existing credit facility to a level that would be in compliance with the 4.0x debt to EBITDA covenant This case assumes that this private investment would be subordinated to both the existing common and subordinated units of HLND and would only receive distributions in the event that HLND paid a cash distribution above the minimum quarterly distribution All distributions above the MQD would be for the benefit of this private security until the cumulative distributions to the private security totaled $125 million Renegotiate Credit Facility Private Investment by Harold Hamm Status Quo / No Covenant Issues 12

Summary Valuation Analysis Summary Financial Projections ___________________________ We have used 12-month historical NGL correlations in all cases. Overview of Cases Not likely possible 13

Summary Valuation Analysis Summary Financial Projections ___________________________ We have used 12-month historical NGL correlations in all cases. Overview of Cases Not likely possible 14

Summary Valuation Considerations Summary Valuation Analysis Summary Valuation Analysis The economic assets of HPGP are; i) 2,321,471 common limited partner units of HLND, ii) 3,060,000 subordinated limited partner units of HLND, and iii) the 2% general partner interest and the related incentive distribution rights associated with the general partner of HLND The valuation of HPGP is therefore completely dependent on HLND and HLND's underlying asset performance Additionally, given the characteristics and investor expectations of publicly traded general partners and publicly traded master limited partnerships, the valuation of these entities are highly dependent on cash distributions to the unitholders This is particularly true of general partners that do not have any other cash generating assets as they do not have access to cash flow when the underlying MLP does not pay distributions In scenarios where HLND cuts distributions substantially or is unable to make distributions, and accordingly HPGP receives reduced or no cash flow, valuations of both entities will be significantly depressed This impact is potentially magnified at HPGP due to its holdings of subordinated units in HLND (which do not get paid unless the minimum quarterly distribution is paid in full to the common units) HLND's partnership agreement requires MQD payments for three consecutive, non-overlapping four quarter periods to meet the subordination conversion test; therefore, any MQD non-payment would reset the test period Additionally, when distributions are lowered to or below the MQD, HPGP will not be able to receive any distributions related to the incentive distribution rights In this section Barclays Capital analyzed a preliminary valuation of HPGP using a sum-of-parts approach (valuing both its limited partner interest in HLND and its general partner interest in HLND) Traditional MLP valuation techniques become less applicable when a partnership experiences distress and its ability to maintain steady distributions is in question Accordingly, Barclays Capital utilized both standard and alternative valuation techniques 15

Summary of Valuation Methodologies For the purpose of our preliminary valuation analysis, we have used the following methodologies for both HPGP's limited partner interests in HLND and its general partner interests in HLND Summary Valuation Analysis In scenarios where the Hiland companies are able to pay distributions, Barclays Capital has performed a discounted cash flow analysis For our equity discount rates, we have used a range of 17.5% - 22.5% for the common unit cash flows, 20% - 25% for the subordinated cash flows and 25% - 30% for the GP cash flows In calculating a terminal value, we have used a perpetuity growth rate of 0% - 1% for the Common and Subordinated Units, 0% - 2% for the G&A cash flows and 0% - 5% for the GP cash flows For HLND we have looked at comparable gathering and processing MLPs including Atlas Pipeline Partners, Copano Energy, Crosstex Energy, DCP Midstream, Markwest Energy, Regency, Targa Resources and Williams Partners For HPGP we have looked at publicly traded general partners HLND comparables include recent transactions involving gathering and processing companies, as well as the broader MLP space HPGP comparables include recent transactions involving general partner transactions When the Hiland companies are unable to pay distributions, traditional MLP valuation analyses such as those listed above are less meaningful In order to address these situations we have performed a net asset valuation of Hiland's underlying assets using both comparable asset transactions and an asset discounted cash flow analysis Comparable Company Analysis Comparable Transaction Analysis Discounted Cash Flow ("DCF") Analysis Net Asset Value Analysis 16

Start Length End Renegotiate CF 2.22 0.8 3.02 Private Investment 2.56 0.98 3.54 Status Quo 3.65 1.04 4.69 Private Investment 1.8 0.52 2.32 Status Quo 2.09 0.65 2.74 Private Investment 1.77 0.51 2.28 Status Quo 1.69 0.51 2.2 Comparable Company Analysis 0.77 0.49 1.26 Corporate & GP HoldCo Transactions 1.25 2.47 3.72 Pre-Offer Premia Analysis 3.17 0.26 3.43 Current Premia Analysis 2.71 0.23 2.94 Asset Comp Trans 0 1.83 1.83 Asset DCF 0 0.59 0.59 HPGP Preliminary Summary Valuation Analysis HPGP Summary Valuation - Equity Value / Unit Summary Valuation - Implied Unit Price Discounted Cash Flow Analysis Offer Price: $3.20 (20% - 30%) (Equity Distributions) Upside Mgmt Downside Publicly Derived Valuations Net Asset Value Only possible if all covenants are waived for no consideration Summary Valuation Analysis Pre-Offer Price: $2.64 Current Price: $2.26 Assumes distributions are paid 17

Purchase Price Ratios Management Case ___________________________ Assumes HLND common units held at HPGP valued at $9.50 offer price; subordinated units at HPGP reflect 20% discount to offer price. G&P Peers include CPNO, DPM, DPM, MWE, RGNC, NGLS and WPZ. HoldCo Peers include AHGP, AHD, BGH, XTXI, ETE, EPE, NRGP, MGG, NSH and PVG. Assumes revised $17.50 price. HLND PPR HPGP PPR Summary Valuation Analysis 18

Summary Valuation Analysis HPGP holds the following assets: 2% GP Interest in HLND Incentive Distribution Rights (IDRs) Common units of HLND Subordinated units of HLND Valuation Components As can be seen on the next page, given that there are publicly traded securities for both HLND and HPGP, the equity value of HLND securities can be subtracted from the total equity value of HPGP to derive a value for the GP interest / IDRs HLND Common Units Owned by HPGP Total Market Value of HPGP HLND Subordinated Units Owned by HPGP 2% GP Interest & IDRs 19

HPGP Value Implied by the Proposal Summary Valuation Analysis Summary of Proposal HLND Common Units Owned by HPGP HLND Subordinated Units Owned by HPGP 2% GP Interest & IDRs Total Market Value of HPGP By starting with HPGP 's total equity value and subtracting the equity value of the HLND common and subordinated units owned by HPGP, we can derive a value for the GP interest / IDRs 20

Recommended Next Steps

Recommended Next Steps Recommended Next Steps Finalize valuation analysis including the impact (if any) from management's updated volume analysis Barclays to talk with Jefferies regarding common unit valuation Discussion with Wells Fargo regarding credit facility renegotiation assumptions Begin negotiations with the purchaser on the merger agreement Barclays Capital to hold internal fairness committee meetings 21

Appendices

Selected Case Studies

Nearing Completion on Significant Asset Sales in Order to De-lever Selected Case Studies Atlas Pipeline Partners, L.P. Case Study On its March 2, 2009 Q408 earnings call, APL announced it is currently in discussions that will likely lead to three transactions: Sale of a 50% interest in the company's Nine Mile processing plant. The counterparty has received Board approval on the transaction and APL has made significant progress in negotiating the agreements necessary to consummate the transaction Sale of potentially all of APL's Ozark assets. APL has engaged UBS to manage a formal process with regard to these assets Sale of an interest in APL's Appalachia system. Discussions have progressed on this transaction and the company is confident that it will close this transaction in the very near future All of these transactions are expected to be accretive to APL's debt covenants and cumulatively will have significant de-leveraging impact. APL only intends to sell those assets necessary to achieve the de-leveraging that it needs Barclays Capital's Rick Gross recently commented on APL's potential asset sales: "Currently APL is in discussions to sell assets including Ozark pipeline, Appalachia gathering system, and 50% interest in the Nine Mile plant. The sale of Nine mile plant interest appears to be in the most advanced stage.....Management noted the transactions will be accretive to APL's debt covenant which implies sales multiple greater than 5.25x EBITDA. Management appears confident that it will close these transactions in the near future." "Our analysis shows that if APL completes asset sale involving $75 mm of its EBITDA at a 9x multiple, it can lower its Debt to EBITDA to 3.25x in Q2 compared to 5.43x without asset sales. Under this scenario our analysis shows that APL can keep its Debt to EBITDA ratio below 5.25x throughout 2009 and gradually lower the ratio by using 100% of its sales proceeds to pay down debt." Situation Overview Unit Price Performance (62.0)% (65.7)% (14.8)% ___________________________ Note: Commentary on asset sales per 4Q earnings call. (3/2/09) 22

MMP's Acquisition of MGG Selected Case Studies Magellan Midstream Holdings, L.P. Case Study Dec 2, 2008: Magellan Midstream Holdings, L.P. (NYSE: MGG) announced that it was buying its 0.1% general partner from MGG Midstream Holdings, L.P. ("Holdings"), which is primarily owned by private equity firms Madison Dearborn Partners, LLC ("Madison Dearborn") and Carlyle/Riverstone MLP Holdings, L.P. ("Carlyle/Riverstone"). In addition, the 8.8 million MGG units held by Holdings (~14% of MGG's outstanding units) have been distributed to that entity's owners. Mar 3, 2009: Magellan Midstream Partners, L.P. (NYSE: MMP) and MGG announced the simplification of their capital structure, by which the GP/IDR interest will be converted into MMP units Represents a 25% premium to MGG closing price on 3/3/09 (0.6325 MMP units for each MGG units) Management is expecting a Q3 2009 closing, and 51% favorable votes will be required at both MMP and MGG Situation Overview Transaction Statistics Unit Price Reaction 19.9% (11.2)% 23

Regency: Joint Venture With GE and Alinda Capital Selected Case Studies Recent Unit Price Performance On February 27, Regency announced an agreement to form a joint venture with GE and Alinda Capital finance and construct Regency's Haynesville Expansion Project, a North Louisiana pipeline that will transport gas from the Haynesville Shale Regency will contribute to the joint venture its Regency Intrastate Gas System ("RIGS") in North Louisiana, valued at $400 million, in exchange for a 38% general partnership interest in the joint venture. The RIGS contribution generates an annual EBITDA of approximately $42 million, for an implied multiple of 9.5x. GE Energy Financial Services and Alinda Capital Partners LLC ("Alinda"), an independent private investment firm specializing in infrastructure investments, have agreed to contribute $126.5 million and $526.5 million in cash, to the joint venture in return for a 12% and a 50% general partnership interest, respectively. Regency will receive a cash payment equal to the total Haynesville Expansion Project capital expenditures paid through the closing date, subject to certain adjustments, which is approximately $90 million. The JV is expected to produce approximately $150 million in EBITDA once completed, for in all-in multiple of 7.0x. Initial capacity will be 1.1 Bcf per day and is expected to be in-service by the end of 2009. Capacity can be increased to between 1.4 and 1.7 Bcf per day with the addition of compression and pipelines. As a result of the Haynesville JV, Regency expects to have total liquidity of $193 million after the closing of the JV compared to its 2009 growth capex budget of $120 million. Transaction Overview Regency Announced a Haynesville Shale JV With GE and Alinda Capital (2/27/09) 24

Recent Events

MLP Primary Areas of Operations Commentary Marcellus Mid-Continent Texas Currently in discussions around three transactions: Sale of 50% of Nine Mile processing plant Sale of all of Ozark Sale of an interest in Appalachia system "Due to the current conditions in the capital markets, commodity environment and drilling plans of our producers, we are continuing to assess our current and future capital spending plans." "We expect in 2009...volumes equal to or exceeding the volumes across our system in 2008." Only going to hedge with options going forward Forecasting $300MM gross margin in 2009 ? 27% fee-based; 56% POP; 17% keep-whole Barnett Shale South Texas Louisiana "Extremely low NGL prices have reduced our outlook for processing margins and constrained capital markets combined with low natural gas prices have reduced drilling budgets of producers around our systems." "...we're suspending our quarterly distribution...until we meet certain conditions under our new lending agreements." "We've lowered our [2009] cash flow guidance [by approximately 30%]...primarily reflecting the expectations for significantly reduced drilling activity, particularly in the North Texas area, consistent with recent announcements by various producers, and for continued lower NGL and processing margins." What They are Saying Summary of 4Q08 Earnings Calls ? Gathering & Processing Recent Events 25

PRELIMINARY

What They are Saying

Summary of 4Q08 Earnings Calls – Gathering & Processing

Recent Events

MLP	Primary Areas of Operations	Commentary
Copano Energy	Oklahoma South Texas North Texas	▪ "During this quarter, we faced a challenging commodity price environment. NGLs were ~ 50% of prior year levels and the basis [between Mid-Con and the Texas Gulf Coast]…widened to near historic levels at $2.78 per MMBtu." ▪ "…lower natural gas prices in recent weeks are having a negative impact on our Oklahoma margins…it's clear that lower natural gas prices and the current financial climate have dampened producer activity generally." ▪ "…we don't believe the impact [of Oklahoma rig lay downs] will be felt until the second or third quarter of this year." ▪ "…producers are holding back on drilling activity [in South Texas] and have expressed the desire to see drilling and other service costs decline…" ▪ "We continue to see an increased level of potential acquisition opportunities…we have no inclination to increase our leverage…transactions requiring equity would have to be clearly beneficial to our unitholders and would necessarily involve higher rates of return than we would have considered in the past." ▪ 4Q08 coverage was 1.32x; 2008 coverage was 1.58x.

dcp Midstream	Rockies
	East Texas
	N Louisiana
	Gulf Coast
		▪ Recently announced drop-down from GP of an additional 25.1% interest in East Texas JV
		  ▸ ~ $35 million for $15 million of EBITDA
		  ▸ GP taking back equity to finance transaction (equity doesn't pay distributions until August 2009)
		  ▸ GP providing 12-month fixed price NGL Hedge
		▪ "As we move into early 2009, we've begun to see some significant improvement in petrochemical demand…we've seen the NGL to crude oil relationship…improve from ~ 50% in 4Q08 to a 60 – 65% range year to date."
		▪ "With regards to our Haynesville Connector project…we don't see a long haul intrastate pipeline in our 2009 plans."
		▪ "In the Piceance Basin, our producers have announced plans to temporarily stop drilling until economic conditions improve."
		▪ "Approximately 90% of 2009 margins are fee-based or supported by commodity hedges."

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PRELIMINARY

What They are Saying

Recent Events

Summary of 4Q08 Earnings Calls – Gathering & Processing

MLP	Primary Areas of Operations	Commentary
MARKWEST	Marcellus Woodford East Texas Gulf Coast	▪ Recently closed JV with NGP M&R to facilitate financing Marcellus Shale midstream development ▪ "Given the extremely challenging market condition, it is important that we focus today on our key priorities of capital reduction, liquidity improvement and the sustainability of our distributions." ▪ "…we are evaluating additional joint venture opportunities that would further improve our liquidity and reduce our capital requirements." ▪ "While a number of companies seem to be slowing down… Range Resources continues to execute…" ▪ "…we anticipate access to the capital markets will be challenging over the next several years…" ▪ 4Q08 coverage was 1.14x; 2008 coverage was 1.9x
REGENCY ENERGY PARTNERS	North Louisiana South Texas West Texas Mid-Con	▪ Recently announced JV with Alinda Capital and GE to fully finance 2009 Haynesville expansion ‣ $400MM RIGS contribution at ~ 9.5x 09E EBITDA ‣ All-in project ($1,053 million) expected to generate $150 MM of EBITDA, or ~ 7x multiple ▪ "All-in-all we've seen volume declines in several areas as prices have come down for natural gas." ▪ "[Compression segment] growth in the Fayetteville shale and North Louisiana should continue in 2009, but we expect other regions to expect zero or minimal growth as a response to some of the lower drilling activity." ▪ 4Q08 total unit coverage was 1.1x; common unit coverage was 1.2x ▪ Current Hedges ‣ 2009: 97% of NGLs; 75% of condensate; 67% of natural gas ‣ 2010: 70% non-ethane equity NGLs (represents 33% total equity NGLs). Plan to increase total hedged amount to 75%; 75% equity condensate ‣ 2011: Intend to hedge 50% equity NGLs; intend to hedge 70% equity condensate ▪ 2009 margin: 68% fee-based; 29% hedged; 3% unhedged

BARCLAYS CAPITAL

27

HILAND

MLP Primary Areas of Operations Commentary North Texas West Texas South Louisiana "North Texas and San Angelo wellhead volumes are expected to be flat to up for 09." "We note, however, that our wellhead volumes during '09 could be negatively impacted by the continued decline in drilling activity and possible production curtailments due to low gas prices." 2008 contract mix (by volume): 77% POP; 20% keep-whole; 3% fee-based Hedge update: 2009: 75 ? 85% hedged for equity NGLs and natural gas 2010: 55 ? 65% hedged for equity NGLs and natural gas 4Q08 distribution coverage was 1.3x; full year coverage was 1.55x San Juan Wyoming Gulf Coast Mid-Continent "2009 is expected to be very challenging in light of very low prices and much lower margins." "prior excess earnings...will cushion a likely DCF shortfall... and again that's related to these [low] prices." "We do expect to see a slow-down on our Four Corners volumes later this year as we expect a slow down in drilling programs with gas prices well below $4 in the San Juan Basin." 2008 margins were 60% fee-based; 2008 coverage was 1.6x; 4Q08 coverage was 1.4x What They are Saying Summary of 4Q08 Earnings Calls ? Gathering & Processing Recent Events 28

Additional Valuation Analysis

Management Case Additional Valuation Analysis Discounted Cash Flow Analysis - Status Quo Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total HPGP Value ($MM) (1) Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. 29

Upside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Status Quo Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. Total HPGP Value ($MM) (1) 30

Downside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Status Quo Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. Total HPGP Value ($MM) (1) 31

Upside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Renegotiate Facility Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. Total HPGP Value ($MM) (1) 32

Management Case Additional Valuation Analysis Discounted Cash Flow Analysis - Private Investment Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. Total HPGP Value ($MM) (1) 33

Upside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Private Investment Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. Total HPGP Value ($MM) (1) 34

Downside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Private Investment Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.1 million as of 12/31/08. Total HPGP Value ($MM) (1) 35

Additional Valuation Analysis Comparable Company Analysis HPGP - General Partner Interest HLND LP Unit Value HPGP Value ___________________________ Note: Hiland estimates based on Wall Street research. Assumes 20% discount on subordinated units. Calculated by multiplying the 2.3 million HLND common units owned by HPGP by the Implied HLND common unit range plus the 3.1 million subordinated units owned by HPGP multiplied by the implied HLND subordinated per unit range. Based on 21.6 million HPGP units outstanding. 36

Comparable MLP Trading Analysis Additional Valuation Analysis Gathering and Processing MLPs - Comparable Trading Analysis ___________________________ 1. Respective MLP senior unsecured debt rating, where applicable. Otherwise, rating is for the OLP senior unsecured debt. 37

Comparable GP HoldCo Trading Analysis Additional Valuation Analysis GP HoldCos - Comparable Trading Analysis 38

Additional Valuation Analysis Comparable Transaction Analysis Asset Transactions Comparable Corporate MLP and GP HoldCo Transactions ___________________________ Note: Hiland estimates based on management case. Based on % of distributable cash flow attributable to LP units and IDRs. Based on 21.6 million HPGP units outstanding. 39

Commodity Price Decline and Credit Crunch Have Pressured Deals; Seller Expectations Have Not Adjusted to Buyer Valuations Asset Sales are Difficult Date Process Estimated Transaction Size ($mm) Comments Spring / Summer 2008 G&P A, G&P B, G&P C, G&P D NA Several small packages were shopped extensively with sellers unwilling to transact at 6-7x forward EBITDA bids Summer 2008 Compression $500 - $600 Seller chose not to transact @ bids implying 9x projected EBITDA Summer 2008 Compression $800 +/- Process focused on PE players; financing unavailable for attractive returns; business was not MLP-friendly Fall 2008 G&P E $100 +/- One bid received at 6x forward EBITDA based on current commodity prices Fall 2008 G&P F Multiple packages ranging from $400 to $1,000 Bids received were in the 6-7x forward EBITDA range based on current commodity prices Bids for larger packages governed by credit stats Winter 2009 G&P G $150 Area Preliminary bids vs. final bids were significantly different Final bids were in the 3.5x LTM EBITDA area and 6-7x forward EBITDA range Failed Sales Processes Additional Valuation Analysis 40

Summary of Recent Gathering and Processing Transactions ___________________________ Enterprise value includes $116 million of growth capex. Selected Comparable Midstream Transactions Additional Valuation Analysis 41

Summary of Recent Gathering and Processing Transactions ___________________________ 2. Enterprise value includes $134 million of growth capex. Selected Comparable Midstream Transactions (Cont'd) Additional Valuation Analysis 42

Multiple 3/25/2003 6.6 4/24/2003 7 5/13/2003 6.5 11/19/2003 7.5 3/31/2004 6.8 4/1/2004 9.5 6/4/2004 9.9 7/8/2004 10 11/1/2004 9.1 11/17/2004 8.8 11/23/2004 6.2 1/11/2005 11.7 3/7/2005 11 6/20/2005 12.5 8/2/2005 8.2 8/8/2005 9.3 10/11/2005 8.7 12/16/2005 11 2/15/2006 8 3/30/2006 9 5/2/2006 12.4 7/12/2006 12 7/13/2006 8.8 4/2/2007 8.4 4/30/2007 7.3 5/21/2007 11.9 6/4/2007 14.2 8/28/2007 13.1 8/31/2007 15.4 9/20/2007 9 11/1/2007 9.3 2/25/2008 9.5 9/17/2008 8.1 Historical Gathering and Processing Transactions (Multiples of EBITDA) Selected Comparable Midstream Transactions Announcement Date MarkWest Energy Partners / Pinnacle Natural Gas Cantera Resources / CMS Field Services Enbridge / Cantera West Texas Gas / Sago Energy Targa / COP Midstream Atlas / Spectrum MarkWest/ American Central Hicks, Muse / Regency Enbridge / Shell Offshore Penn Virginia / Cantera Regency Gas Services / El Paso XTO / Antero Pipeline (1) Atlas / ETP (Elk City) Copano / ScissorTail Targa / Dynegy Crosstex / El Paso Eagle Rock Energy / Oneok Southern Union / Sid Richardson Hiland / Enogex Oneok / Northern Border Enterprise/ Cerrito (2) Regency/ TexStar(2) 9.0x Median DCP Midstream / Momentum (2)(3) Copano Energy/ Cantera Natural Gas (2) Energy Transfer Partners / Canyon Gas(2) Crosstex/Chief Midstream (2) Targa Resources Inc. / Targa Resources LP(2) Atlas / Anadarko Eagle Rock / Laser Midstream Williams Partners LP / Williams Companies Inc. Regency / Nexus Gas Holdings (4) Martin Midstream/ Woodlawn Pipeline Eagle Rock/ Millennium Midstream Partners(2) Western Gas / Anadarko Additional Valuation Analysis ___________________________ Note: Transactions in red denote drop-down transactions. Annualized run-rate. Based on Forward 12 month multiple. Includes growth capex of $115.7 million for a total consideration of $750.7 million. EBITDA multiple per Wall Street Research Estimates, total transaction amount of $85 million. 43

Summary Valuation Analysis of HPGP Precedent MLP Transaction Premiums Paid MLP Premia Analysis MLP Transaction Multiples Analysis Additional Valuation Analysis 44

G.P. HoldCo Transaction Multiples Additional Valuation Analysis G.P. HoldCo Transactions 45

Precedent North American Minority Squeeze-Outs (Cash Transactions) Minority Squeeze-Out Premiums Paid Analysis ___________________________ Source: SDC Capital Markets. Additional Valuation Analysis 46

HLND Discounted Cash Flow Analysis Summary Discounted Cash Flow Analysis Management Case Additional Valuation Analysis 47

Additional Financial Detail

Management Case - Status Quo Management Case ___________________________ 2008E EBITDA includes $5.1mm of non-cash adjustments to DCF. Strip Pricing (Assumes 12 Month NGL Correlations) Additional Financial Detail 48

Management Case - Status Quo Management Case Strip Pricing (Assumes 12 Month Correlations) Additional Financial Detail 49

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case - Status Quo Upside Case ___________________________ 2008E EBITDA includes $5.1mm of non-cash adjustments to DCF. Additional Financial Detail 50

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case Upside Case - Status Quo Additional Financial Detail 51

Assumes Strip Pricing Downside Case - Status Quo Downside Case ___________________________ 2008E EBITDA includes $5.1mm of non-cash adjustments to DCF. Additional Financial Detail 52

Assumes Strip Pricing Downside Case Downside Case - Status Quo Additional Financial Detail 53

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case - Renegotiate Facility Upside Case ___________________________ 2008E EBITDA includes $5.1mm of non-cash adjustments to DCF. Additional Financial Detail 54

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case Upside Case - Renegotiate Facility Additional Financial Detail 55

Additional Financial Detail Discounted Cash Flow Analysis - Status Quo Projections Management Case 56

Additional Financial Detail Discounted Cash Flow Analysis - Status Quo Projections Upside Case 57

Additional Financial Detail Discounted Cash Flow Analysis - Status Quo Projections Downside Case 58

Additional Financial Detail Discounted Cash Flow Analysis - Renegotiate Facility Projections Upside Case 59

Additional Financial Detail Discounted Cash Flow Analysis - Private Investment Projections Management Case 60

Additional Financial Detail Discounted Cash Flow Analysis - Private Investment Projections Upside Case 61

Additional Financial Detail Discounted Cash Flow Analysis - Private Investment Projections Downside Case 62